Exhibit 2.2

                            ASSET PURCHASE AGREEMENT

      THIS AGREEMENT is made and entered into this 4th day of January, 1999, by and between STRATUS SERVICES GROUP, INC., a Delaware corporation, whose address is 500 Craig Road, Suite 201, Manalapan, New Jersey 07726 ("Purchaser") and B & R EMPLOYMENT INC., a Delaware corporation, whose address is 118 South Maryland Avenue, Wilmington, Delaware 19804 ("Seller") and shall be considered effective as of the 1st day of January, 1999.

                              W I T N E S S E T H:

      WHEREAS, Seller is the owner of an ongoing temporary personnel services business known as B & R Employment Inc., located in Wilmington, Delaware with additional locations in Newark, Delaware and Dover, Delaware (the "Business"); and

      WHEREAS, Purchaser desires to purchase and Seller desires to sell, substantially al of the assets of the business of Seller in two stages, upon the terms and conditions contained herein. The first stage shall be the Physical Closing, at which time, the Seller shall transfer to the Purchaser, title to and control over all of the business assets of Seller to be sold by Seller to Purchaser pursuant to the terms of this Agreement. The second stage, the Financial Closing, will occur at a later date, as provided herein, at which time certain amounts will be paid to Seller by Purchaser, as set out herein.

      NOW, THEREFORE, intending to be legally bound, and in consideration of the mutual promises, covenants, and agreements hereinafter set forth, Purchaser and Seller hereby agree as follows:

                              TERMS AND CONDITIONS

1. Purchase and Sale of Assets. On the Physical Closing Date, as hereinafter defined, on the terms, subject to the conditions and for the consideration hereinafter set forth, Seller shall sell, assign, transfer, convey, and deliver to Purchaser, and Purchaser agrees to purchase from Seller the following assets and properties of Seller (collectively hereinafter called the "Sale Assets"):

      (a) Fixed Assets. All of the Seller's fixed assets, including, without limitation, equipment, furniture, office equipment, supplies, leasehold improvements, fixtures, and inventory located at the addresses of the Business. Seller acknowledges that a complete list of Seller's fixed assets is set forth on Exhibit "A" attached hereto.

      (b) Other Assets. The following other assets owned by Seller and used in the Business:

            1) Copies of Seller's sales and operating records;

            2) All of Seller's general intangible assets, including trade names and service marks; Seller makes no warranty that it has good and marketable title to its trade names and service marks. Seller agrees to transfer to Purchaser at Closing whatever right, title, and interest it has in its trade names and service marks.

            3) All of Seller's customer contracts and agreements, if any, and client lists inclusive of names, contact names, comments and status;

            4) Seller's goodwill and business relating to its operations; and to the extent they are assignable, all business and charter licenses, sales tax certificates and numbers, occupancy permits, and similar types of operating permits;

            5) All of Seller's customer and vendor lists and records relating to Seller's business; and

            6) All of Seller's prospect lists.

      Such assets shall not include the excluded assets in subparagraph (c) below.

      (c) Excluded Assets: Notwithstanding the above or anything in this Agreement to the contrary, the following assets owned by Seller are specifically excluded from this Agreement and will be retained by
            Seller:

            1) Seller's corporate books and records and original sales and operating records;

            2) Seller's lines of credit or loans; and

      Title to the Sale Assets and risk of loss and damage to the Sale Assets on hand on the Physical Closing Date, by casualty (whether or not covered by insurance) or by condemnation, will pass to the Purchaser upon the Physical Closing, as hereinafter defined, but will remain with Seller until the Physical Closing has occurred. Risk of loss with respect to liability (of all types) for temporary staffers shall not pass until 11:59 p.m., December 31, 1998.

2. Assumption of Liabilities. Purchaser hereby agrees to assume the specific liabilities, duties, and obligations of Seller described below in paragraphs (a) and (b), that are due and payable or required to be performed on or after the Closing Date, as hereinafter defined, but not for or with respect to the period prior to the Closing Date (the "Assumed Liabilities).

      (a) Leases. At the Closing, Seller shall deliver to Purchaser, executed lease agreements memorializing the month-to-month oral leases currently in effect, in the form attached hereto as Exhibit "B", duly consented to by the respective landlord(s) of the Leased Property(s). Prior to the Closing Date, Seller and Purchaser shall cooperate in obtaining all requisite consents to such agreements. In the event such consent is not obtained prior to the Physical Closing, Seller and Purchaser agree to cooperate to obtain said consent as soon as practicable after the Physical Closing Date.

      (a) Contracts. At the Closing, Purchaser shall deliver an assignment and assumption in form of Exhibit "C" acceptable to the parties of such other contracts of Seller as Purchaser may elect to assume.

      (b) Other Liabilities Excluded. Except as expressly provided in this Agreement or any other document signed by Purchaser, Purchaser is not assuming any obligation to pay for


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

            any of the debts, liabilities, or obligations of Seller, whether now or hereafter existing, accrued or contingent, or arising out of or related to consummation of the transactions herein contemplated (including, without limitation, all taxes of any kind or description and any employee claims). Seller covenants and agrees that Seller shall pay promptly, when due or within the ordinary course of business, all of Seller's debts, liabilities, and obligations to all creditors, specifically including, but not limited to, those listed in Exhibit "D", as of the Closing Date, and to all employees for services performed through 11:59 p.m. on December 31, 1998.

3. Purchase Price. Subject to adjustment as provided in Paragraph 9, the aggregate purchase price ("Purchase Price") to be paid by Purchaser to Seller for the Sale Assets shall be four (4) times the trailing twelve (12) month's Earnings Before Interest and Taxes (EBIT) to be determined as of the most recent month end thirty days (30) prior to the Financial Closing. In no event shall the EBIT be below that calculated for the twelve (12) months ended December 31, 1998. Said Purchase Price shall be payable as:

      (a) One Million, Five Hundred Thousand Dollars ($1,500,000) evidenced by Seller Note #1 transferred on the Physical Closing and payable at the Financial Closing by cashier's check, certified check or via wire transfer.

            1) Seller has requested that a portion of the purchase price enumerated in (a) be delivered on his behalf to the following parties and in amounts to be provided by said parties at the Financial Closing:

                  (i) Internal Revenue Service
                  (ii) Wilmington Trust Company

      (b) Two Hundred Fifty Thousand Dollars ($250,000) evidenced by Seller Note #2 to be paid in eight (8) equal quarterly installments of Thirty-Four Thousand, Eight Hundred Sixty-Six Dollars and Eighty-Four Cents ($34,866.84) beginning ninety (90) days after the Financial Closing Date.

      (c) Forty-Eight Thousand, Four Hundred (48,400) shares of the Purchaser's Common Stock. The Purchaser hereby grants the Seller, in the event the Purchaser does not conduct an Initial Public Offering of Common Stock within twenty-four (24) months of the closing of this Asset Purchase Agreement, an option to sell its stock back to the Purchaser at Ten Dollars ($10) per share. In the event Seller plans to exercise this option, he must give Purchaser ninety (90) days written notice of its intention.

      (d) The amounts due hereunder shall be evidenced by a promissory notes in form attached hereto as Exhibit "E" (the "Seller Notes"). The Seller Notes shall be secured by a Security Agreement and UCC-1 in form attached hereto as Exhibit "F" providing Seller with a security interest in the following:

            1) Seller's fixed assets as set forth on Exhibit "A";

            2) Seller's trade name and service marks "B & R Employment Inc.";
            and


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

            3) Customer lists and database and applicant database.

      The Security Agreement shall include such terms as may be customary and standard; provided, however, that the Security Agreement shall contain a provision for a cure period of thirty (30) days for a default by Purchaser.

4. Allocations of Consideration. The consideration furnished by Purchaser for the Sale Assets will be allocated among the components of the Sale Assets in accordance with the Allocation of Consideration Schedule (IRS Form 8594) attached hereto as Exhibit "G". The allocated consideration may be adjusted at the Closing Date to reflect any adjustments made pursuant to paragraph 9. Each party to this Agreement accepts and shall abide by the foregoing allocation of the consideration for the Sale Assets and shall not include in any tax return filed by it an item of gain, income, or deduction that reflects a different allocation of any portion of the Purchase Price for the Sale Assets.

5. Warranties, Representations, and Covenants of Seller. Seller represents and warrants to and covenant with Purchaser that as of the date hereof and as of the Closing Date:

      (a)   Clear Title.

            1) Seller will at Closing transfer to Purchaser all of the Sale Assets free and clear of all security interests, liens, mortgages, conditional sales contracts, lessors' interests, attachments, judgments, and encumbrances of every kind and nature;

            2) Seller agrees that, at Closing Seller will execute and deliver to Purchaser such instruments of sale, assignment, transfer, and conveyance as Purchaser shall deem reasonably necessary or appropriate to effect such transfer and conveyance;

            3) Exhibit "H" attached hereto contains a complete listing of any existing security interests, liens, mortgages, or other encumbrances on the Sale Assets and Seller agrees to deliver at the Closing such instruments to effect a release of such encumbrances as Purchaser shall deem reasonably necessary or appropriate.

      (b) Contractual Commitments. Except for this Agreement and those obligations specified in paragraph 2(b) hereof, the Seller Notes and Employment Agreement, Seller is not a party to any written or oral contractual commitment, contract, or agreement which shall be binding upon Purchaser on or after the Closing Date.

      (c) Litigation. There is no action, suit, litigation, proceeding or controversy in any court, nor any legal proceeding before any public or governmental commission, bureau, board or agency, pending or, to the best knowledge of Seller, threatened by or against Seller in respect of Seller's Business or Sale Assets. Seller is not subject to any judgment, order, writ, or injunction enjoining it in respect of any business practice in the conduct of its business.

      (d) Material Defaults. Seller is not in default under, or in violation of any


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

            applicable statute, law, decree, order, rule or regulation, or in default under or in violation of any provision of any contractual agreement in a manner that would materially or adversely affect the Sale Assets.

      (e) Tax Matters. Seller has filed with the proper governmental agencies all tax returns and reports required by law, except for those subject to valid extensions; and (i) all income, ad valorem, franchise, sales, use, occupation, withholding (including income, social security, and unemployment compensation taxes), excise, and other taxes have been fully paid, (ii) no agreement for the extension of time or waiver of any statute of limitation has been given or is in effect with respect to the assessment or payment of any tax against or by the Seller, (iii) there is no unpaid tax deficiency that has been assessed or that is proposed, threatened, or in process against the Seller by any taxing authority, and (iv) no audit of any tax return of the Seller by any taxing authority is pending, in progress, threatened, or in process.

            Seller shall deliver to Purchaser on or before the Closing Date (i) copies of all state and federal tax returns filed by the Seller since January 1, 1995, for federal income taxes, all state taxes, employee federal income tax withholding, social security taxes, excise taxes, and federal and state unemployment compensation taxes, and (ii) reasonably satisfactory proof of the payment of all tax liabilities shown on the foregoing returns. Seller shall be responsible for the preparation and filing of all applicable tax returns for the fiscal year ended 1998 and shall be responsible for any taxes due therefrom. Seller shall copy Purchaser on all filings and correspondence with any and all taxing authorities regarding the filing of said returns.

      (f) Examination and Access. Seller agrees to permit Purchaser and its employees, representatives, agents, and accountants to conduct site visitations to Seller's Business during the period immediately following execution of this Agreement by the last signatory through and including the Closing Date (the "Examination Period"), and to furnish to Purchaser, its employees, representatives, agents, and accountants access at any reasonable time to Seller's books, records, tax returns, and other information related to the Business. The parties hereto expressly acknowledge and agree that either party may terminate this Agreement at any time and for any reason whatsoever upon failure of a condition precedent prior to Closing.

      (g) Seller's Employees. Seller has no agreement, written or oral, with any employee of Seller regarding employment which will not be terminated on or before the Physical Closing Date, and Seller is not a party to any labor union contract or collective bargaining agreement with respect to any of its employees. Seller maintains no pension, profit sharing, deferred compensation, life or disability insurance plan for its employees, except for life insurance provided pursuant to Seller's health plan. It is understood that Purchaser is agreeing to employ all full time non-staffer employees of Seller. Purchaser shall not be obligated to provide any term of employment to such persons, it being understood that all such employees shall be terminable at will by Purchaser after the Financial Closing. Further, effective on the Physical Closing Date, Purchaser or its assigns shall cover all of Seller's eligible non-staffer employees who actually are employed by Purchaser under a continuation of Seller's group health insurance plan for a period of thirty (30) days from the Closing Date or the period of their employment with Purchaser, whichever is less or through transfer to Purchaser's similar plan.


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

      (h) Leases. Seller will furnish to Purchaser executed copies of all leases, executed by the Lessor, for the Purchaser to execute at closing.

      (i) Legal Capacity and Authority. Seller has full right, power, and authority to engage in the business now conducted free of interference from or claims of any person, firm, corporation, or public authority, and to own and operate its assets, properties and business.

      (j) Authorization. The transaction provided for hereunder will have been duly authorized by the Board of Directors on or before Closing, and does not require the consent or approval of any other entity or person to be binding or enforceable upon Seller according to its terms.

      (k) Disclosure. No representation or warranty of Seller contained in this Agreement, and no statement contained in any Exhibit hereto or in any Schedule or document furnished to Purchaser by or on behalf of Seller pursuant to this Agreement contains any untrue statement or omission of material fact.

      (l) Preservation of Business. Seller has done, and prior to Closing will do or will cause to be done, all things reasonably appropriate to preserve the possession and control of all Sale Assets, and so far as within its power, to preserve the goodwill of its customers and all others having business relations with it.

      (m) Ordinary Operation of Business. During the period beginning on the Physical Closing Date and ending on the Financial Closing Date and (as may be extended pursuant to the terms of this Agreement and Note #1) Seller warrants, covenants and represents to the Purchaser the following:

            Seller agrees that it will operate the business and the assets purchased by Purchaser in the ordinary course of business as conducted by Seller prior to the Physical Closing Date. Seller covenants and warrants that it will not make any full time personnel changes, acquire any new assets, incur any new debt or make any other significant changes in the operation of the business formerly conducted by Purchaser without the written approval of Purchaser's authorized representative. The parties will cooperate to prepare an operating budget for the operations of the business formerly conducted by Seller which shall be based on projected sales.

      (n) Brokerage. Seller and Purchaser hereby agree to divide evenly any brokerage fees due as a result of this transaction

6. Purchaser's Warranties, Representations, and Covenants. Purchaser represents and warrants to and covenants with the Seller that as of the date hereof and as of the Closing Date:

      (a) Organization and Standing. Purchaser is a corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware. No provision of this Agreement, or the transactions contemplated herein will violate any provision of the Certificate of Incorporation or By-Laws of Purchaser. This Agreement has been duly


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

            authorized and validly executed by Purchaser and is valid, binding and enforceable according to its terms.

      (b) Authorization. The transactions provided for hereunder will have been duly authorized by the Board of Directors of Purchaser, and will not require the consent or approval of any other entity or person to be binding upon Purchaser.

      (c) Cooperation. Purchaser covenants with Seller to reasonably cooperate in Seller's efforts to obtain necessary approvals of all assignments of contracts to Purchaser.

      (d) Restrictions upon Purchaser. During the period beginning on the Physical Closing Date and ending on the Financial Closing Date and (as may be extended pursuant to the terms of this Agreement and Note #1) Purchaser warrants, covenants and represents to the Seller the following:

            1) Purchaser agrees that until the Financial Closing Date it will operate the business and the assets purchased from Seller in the ordinary course of business as conducted by Seller prior to the Physical Closing Date. Purchaser covenants and warrants that it will not make any full time personnel changes, acquire any new assets, incur any new debt or make any other significant changes in the operation of the business formerly conducted by Seller without the written approval of Seller's President, John W. Boyd, Jr. The parties will cooperate to prepare an operating budget for the operations of the business formerly conducted by Seller which shall be based on projected Sales.

            2) Purchaser will not sell, convey, assign or otherwise transfer in any manner any portion of Purchaser's business as defined in this Agreement unless (a) such sale, conveyance, assignment or other transfer is approved in writing by the holder of the Seller Notes;
            (b) the person or entity to whom such sale, conveyance, assignment or other transfer is made assumes all of Purchaser's obligations and liabilities under this Agreement, the Employment Agreement and the Seller Notes in written documentation reasonably acceptable to legal counsel for the holder of the Seller Notes; and (c) Purchaser, its assigns and all guarantors of the Seller Notes remain fully and completely liable and obligated under this Agreement, the Employment Agreement and the Seller Notes as if the sale, conveyance, assignment or transfer had never occurred.

            3) Except for those business operations upon which the Seller will receive payments on the Seller Notes, Purchaser shall not, directly or indirectly (including through any related or affiliated partnership, corporation, limited liability company, sole proprietorship, trust or other entity), within twenty-five (25) miles of any Seller location (the "Territory"), engage in the temporary personnel service business or solicit customers located in the Territory. This Section 6(d)(2) does not apply to existing customers of Purchaser as of the Physical Closing Date and specifically shall exclude Chep Americas, USA Today and any and all Engineering Services' business.

            4) Breach of (1) or (2) above shall constitute a default under this Agreement.

            The parties hereto intend that this paragraph 6(d) provide Seller and its assigns assurance that Purchaser will not take any actions after the Closing which would have the effect of reducing or jeopardizing amounts payable to Seller under the Seller Notes through the transfer of the assets or operation of the Business.

      (a) Disclosure. No representation or warranty of Purchaser contained in this Agreement, and no statement contained in any Exhibit hereto or in any Schedule or document furnished to Seller by or on behalf of Purchaser pursuant to this Agreement contains any untrue statement or omission of material fact.

      (b) Security Interest. The UCC-1 will upon filing vest a first priority lien in the collateral as defined therein.

7. Conditions Precedent.

      (a) Conditions Precedent to Purchaser's Obligation to Perform. The obligations of Purchaser to purchase the Sale Assets are subject to the satisfaction at or before the Closing of all of the conditions set out below in this paragraph 7. Purchaser may waive any or all of these conditions in whole or in part without prior notice.

            1) All representations and warranties of Seller in this Agreement or in any written statement that shall be delivered to Purchaser by Seller under this Agreement shall be true and correct in all material respects on and as of the Closing Date as though made at that time.

            2) Seller shall have performed, satisfied, and complied in all material respects with all covenants, agreements, and conditions required by this Agreement to be performed or complied with Seller on or before the Closing Date.

            3) During the period from the date hereof to the Closing Date, Seller shall not have sustained any material loss or damage to the Sale Assets, whether or not insured.

            4) Purchaser shall have completed its due diligence review of Seller's business organization.

            5) Purchaser shall have received a certificate dated the Closing Date signed and verified by the President of Seller certifying, in such detail as Purchaser and its counsel may reasonably request, that the conditions specified in paragraphs 7(a)(1), (2), and (3) have been fulfilled.

            6) No action, suit, or proceeding before any court of any governmental body or authority, pertaining to the transactions contemplated by this Agreement or to its consummation, the result of which would affect the Seller's business to a materially adverse degree, shall have been instituted or threatened on or before the Closing Date.

            7) The execution and delivery of this Agreement by Seller and the performance of its covenants and obligations under it shall have been duly authorized by all necessary corporate action, and Purchaser shall have received copies of all resolutions pertaining to such authorization, certified by the Secretary of such Seller.

            8) Seller shall have obtained each respective Lessor's signature on a lease that memorializes the month-to-month oral leases currently in effect. Such signatures must not be conditioned on or result in any increase in the rental rates currently in effect and no changes in the terms and conditions of the Lease(s) are to be made as a result of the assignment to Purchaser.

      (b)   Conditions Precedent to Seller's Obligations to Perform.

            1) All representations and warranties of Purchaser in this Agreement or in any written statement that shall be delivered to Seller by purchaser under this Agreement shall be in all material respects true and correct on and as of the Closing Date as though made at that time.

            2) Purchaser shall have performed, satisfied, and complied in all material respects with all covenants, agreements, and conditions required by this Agreement to be conformed or complied with by Purchaser on or before the Closing Date.

            3) Seller shall have received a certificate dated the Closing Date and signed and verified by the chief Executive Officer of Purchaser certifying, in such detail as Seller and its counsel may reasonably request, that the conditions specified in paragraphs 7(b)(1) and (2) have been fulfilled.

            4) The execution and delivery of this Agreement by Purchaser and the performance of its covenants and obligations under it shall have been duly authorized by all necessary corporate actions, and Seller shall have received copies of all resolutions pertaining to such authorization, certified by the Corporate Secretary of Purchaser.

      (c) Waiver of Conditions Precedent. Either party may waive any or all conditions precedent to its obligations in whole or in part without prior notice, and any condition precedent to either party's obligations hereunder not satisfied as of closing shall be deemed waived. The foregoing waiver shall not affect the right of any party hereto to obtain indemnification to which it would be entitled under
            Section 11 of this Agreement on account of any "Indemnified Loss" (as defined in Section 11) which that party incurs following Closing as a direct result of any fact or circumstance which it has not discovered, or which was not disclosed to such party.

8. The Closing.

      (a) Closing Date and Place of Closing. The Closing shall take place in two parts. The Physical Closing shall occur on January 4, 1999 and shall be evidenced by the signing of this Asset Purchase Agreement and the exchange of the items contemplated herein. The Financial Closing shall occur on or before June 1, 1999 and shall be evidenced by the exchange of the Seller Note #1 for its face value and accrued interest. Either or both of these Closing Dates may be extended by the mutual agreement of the parties.

      (b) Disengagement. In the event that Seller does not make payment on Note #1 on or before August 1, 1999, this Agreement shall be rescinded as between the parties by Purchaser reconveying to Seller all of the assets purchased by Purchaser from Seller; reassigning any and all leases which were assumed by Purchaser pursuant to this agreement; relinquishing any and all rights Purchaser might have to any of the clients which were transferred to Purchaser by Seller; by relieving Seller and its employees of their obligations under any covenant(s) not to compete, and, any and all other actions necessary to rescind this agreement. Seller shall be entitled to retain any and all amounts paid to it by Purchaser, except amounts paid pursuant to Section3(a)(1) of this Agreement, as liquidated damages and all employment agreements shall be rendered null and void. The parties agree to work together in good faith in order to accomplish a recision, if necessary. If this Agreement should be rescinded, the parties agree to keep confidential any and all information that they have learned with regard to the others business and shall not disclose such information to any individuals nor shall they use it themselves in connection with their own business.

      (c) Documents to be Delivered by Seller. At the Closing, in addition to any other documents specifically required to be delivered pursuant to this Agreement, Seller shall execute and deliver to Purchaser, in form and substance reasonably satisfactory to Purchaser and Purchaser's counsel:

            1) Certified copies of the resolutions of the directors and shareholders of Seller, authorizing and approving the execution and delivery of this Agreement and the consummation of the transactions provided for herein;

            2) Certificate or other evidence of Seller's due formation and good standing under the laws of the State of Delaware.

            3) A duly executed Bill of Sale, in the form attached hereto as Exhibit "I" transferring to Purchaser all Sale Assets that consist of tangible personal property described on Exhibit "A" attached hereto, free and clear of any lien or encumbrance.

            4) An executed Assignment Agreement in the form attached hereto as Exhibit "C", assigning all of Seller's right, title, and interest in and to the contracts, to Purchaser;

            5) Lease(s), executed by the respective Landlord(s) thereto, in the form attached hereto as Exhibit "B".

            6) An Affidavit from Seller certified to Purchaser, certifying the following:

                  A. The Seller owns the Sale Assets, and has the right to convey the same to Purchaser.

                  B. That the Sale Assets are free and clear from any liens or encumbrances;

                  C. That there are no matters pending or to the best knowledge of Seller, threatened against Seller that could give rise to a lien or other claim that would affect Seller's title to the Sale Assets.

            7) Such other documents (including corporate resolutions, certificates of incumbency, and other similar documents, if applicable), duly executed in recordable


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

            form, as are contemplated herein or reasonably required by Purchaser, Purchaser's counsel, or Purchaser's lender to consummate the sale and purchase transaction contemplated herein; and

            8) Duly executed Closing Statement in the form attached hereto as Exhibit "J".

      (d) Documents to be Delivered by Purchaser. At the Closing, in addition to any other documents specifically required to be delivered pursuant to this Agreement, Purchaser shall execute and deliver to Seller, in form and substance satisfactory to Seller and Seller's counsel:

            1) Certified copies of the resolution of the Board of Directors of Purchaser authorizing and approving the execution and delivery of this Agreement and the consummation of the transactions provided for herein;

            2) Duly executed Closing Statement in the form attached hereto as Exhibit "J";

            3) Duly executed Assignments of Lease(s) with the respective Landlords relating to the Lease(s) assumed hereunder;

            4) Certificates or other evidence of Purchaser's due formation and good standing under the laws of the State of Delaware;

            5) Duly executed Employment Agreements and Non-Compete Agreements with John W. Boyd, Jr. in substantially the forms attached hereto as Exhibits "K" and "L".

            6) Duly executed Seller Notes in the form attached hereto as Exhibit "E";

            7) Duly executed Security Agreement and UCC-1 in the form attached hereto as Exhibit "F"; and

            8) Such other documents, including affidavits, and other similar documents (if applicable), duly executed in recordable form, as are contemplated herein, or reasonably required by Seller or Seller's counsel to consummate the sale and purchase transaction contemplated herein.

      (e) Purchase Price. At the Physical Closing, Purchaser shall deliver to Seller the cash portion of the Purchase Price set forth in paragraph 3 hereof.

9. Adjustments and Prorations at Closing. The following adjustments and prorations will be computed through the Closing Date:

      (a) EBIT Calculation. For purposes of determining the purchase price at the Financial Closing, EBIT will be calculated using Schedule #1 attached hereto and updated monthly.

      (b) Accounts Payable. Any and all amounts paid by Purchaser on behalf of Seller for any payables existing prior to Physical Closing shall be credited against Note #1 at the Financial Closing.

      (c) Utility Bills. The amount of all unpaid utility bills with respect to the Sale Assets allocable in whole or in part to the period prior to the Closing Date will be prorated through the Closing Date. The parties agree to attempt to cause such billings to be separated as of the Closing Date, if at all possible.

      (d) Lease Obligations. The amount of any lease obligation, including any rent, security deposits, maintenance charges, etc., with respect to the Lease(s), will, to the extent possible, be prorated as of the Closing Date as further provided in the Assignment and Assumption of Lease(s). To the extent that such amounts cannot be prorated as of the Closing Date, the parties agree to make subsequent adjustments between each other as the obligations become fixed and known.

      (e) Property Taxes. The amount of any property taxes, if any, on the Sale Assets will be prorated.

10. Post Closing Covenants. The parties agree as follows with respect to the period following the Closing.

      (a)   Post-Closing Covenants of the Seller.

            1) General. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, Seller will take such further action (including the execution and delivery of such further instruments and documents) as any other Party may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor).

            2) Transition. Seller will not take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate of Seller from maintaining the same business relationships with Purchaser after the Closing as it maintained with Seller prior to the Closing. Seller will refer all customer inquiries relating to the Business to the Purchaser from and after the Closing

            3) Tax Returns. Seller shall cause to be prepared and filed, at its sole expense all of its required tax returns for all tax periods ending on or prior to the Closing Date. Seller shall be responsible for the payment of, all taxes due or assessed which relate to the operations of the Business for all periods up to and including the Closing Date.

            4) Dissolution. Subsequent to the Closing, Seller will not dissolve or otherwise terminate their existence for at least twelve (12) months following the Closing.

            5) Nondisclosure of Confidential Information. Seller recognizes and acknowledges that it has and will have access to certain confidential information of the Purchaser (including, but not limited to, list of customers, and costs and financial information) that Purchaser considers to be valuable, special and unique property of Purchaser. Following the Closing, Seller agrees that it will not disclose, and that it will use reasonable efforts to prevent disclosure by any other Person of, any such confidential information to any Person, except to authorized representatives of Purchaser. Seller recognizes and agrees that violation of any of the agreements contained in this Section 10(a)(5) will cause irreparable damage or injury to Purchaser, the exact amount of which may be impossible to ascertain, and that, for such reason, among others, Purchaser shall be entitled to seek an injunction, restraining any further violation of such agreements. Such rights to any injunction shall be in addition to, and not in limitation of, any other rights and remedies Purchaser may have against Seller or its stockholders or members, as applicable.

            6) Insurance. Following the Physical Closing Date, Seller shall, if requested by the Purchaser, assign to the Purchaser or its designated affiliates Seller's unemployment insurance and workers' compensation experience ratings and take such steps as the Purchaser shall reasonably request to effect such assignment, if such assignment is permitted and does not result in any cost, expense or penalty to Seller and is otherwise not prejudicial to Seller.

            7) Employee Records. Following the Physical Closing Date, unless prohibited by law, Seller shall make available to the Purchaser all personnel records. Seller and the Purchaser shall also cooperate, both before and after the Physical Closing Date, in exchanging information, including pertinent employment records, benefit information, salary and compensation records, financial statements and other data, and in taking other action respecting the interests of Seller's employees who become employees of the Purchaser at or shortly following the Closing Date, and their respective beneficiaries and dependents, in each of the employee benefit plans of Seller and any plans established by the Purchaser, so as to secure an orderly and effective transition of the benefit arrangements for such employees of Seller and their respective beneficiaries and dependents.

            8) Corporate Name. From and after the Physical Closing, Seller shall not use the words making up its existing name (or any existing trade names) or similar names in connection with any business.

            9) Consents. Following the Physical Closing, Seller shall use all reasonable best efforts to obtain any consents not previously obtained as soon as possible after the Physical Closing Date.

            10) Employee Claims. On or after the Physical Closing Date, Seller hereby agrees and covenants that in the event the Purchaser receive employee claims attributable in all or in part to the employment of such employee or former employee of Seller prior to the Physical Closing Date, Seller agrees to undertake the defense of such claims and to hold the Purchaser harmless from any adverse consequences. Such claims could include, without limitation, claims asserted by any union representing Seller's employees, claims before an administrative agency such as the EEOC, NLRB, or state human rights department or commission, or any other claims asserted against the Purchaser, or its officers, agents, attorneys, employees, parent or assigns in any way arising out of or relating to the employment of such employees or their termination by Seller.

            11) Employee Bonuses. Following the Closing Date, Seller agrees to pay any and all amounts owed by Seller to the key employees with respect to incentive and/or bonus plans, agreements or arrangements that existed with such persons on or before the Closing Date.

      (b)   Post-Closing Covenants of the Purchaser.

            1) Employees and Consultants. Following the Closing Date, the employees of Seller shall cease to be employees of Seller and, except as otherwise determined by Purchaser, each in its sole discretion, shall become employees of Purchaser or an affiliate of the Purchaser on an employment at will basis. Notwithstanding the foregoing, the Purchaser will have no liability to Seller if for any reason: (i) the Purchaser decide not to offer employment to any of Seller's employees (other than employees subject to employment agreements as required by this Agreement); (ii) any of the employees do not accept Purchaser's offer of employment; or (iii) any of the employees (other than employees subject to the employment agreements) accept employment with Purchaser, but such employment is terminated for any reason after the Closing Date.

11. Competition and Trade Secrets. Seller shall enter into a Non-Compete Agreement with Purchaser in the form attached hereto as Exhibit "L".

12. Indemnification.

      (a)   Indemnity by Purchaser.

            1) Purchaser agrees to indemnify, defend and hold Seller, its successors and assigns, harmless from, against and with respect to every loss, damage, liability, cost, penalty, and expense including reasonable attorney's fees which includes paralegal or other support staff, charges, bankruptcy and appellate fees and court costs that are incurred by Seller and are directly attributable to (i) the operation of the Business and/or the Sale Assets by Purchaser on or after the Closing Date; or (ii) any breach of any representation, warranty or covenant of Purchaser in this Agreement or any document executed pursuant hereto; or (iii) any failure of Purchaser to satisfy any liability assumed by Purchaser in or pursuant to this Agreement or any document executed pursuant hereto; or (iv) any action, suit, proceeding, demand or other incident to enforcing this indemnity provision (a "Purchaser's Indemnified Loss").

            2) All rights and remedies granted to Purchaser in this Agreement are cumulative and not exclusive of all other rights and remedies which Purchase may have at law or in equity, and Purchaser may exercise all or any of such rights at any one or more times without being deemed to have waived any or all other rights and remedies which Purchaser may have in the matter.

      (b)   Indemnity by Seller.

            1) Seller agrees to indemnify, defend and hold Purchaser, its successors and assigns, harmless from, against and with respect to every loss, damage, liability, cost, penalty, and expense including reasonable attorney's fees which includes paralegal or other support staff, charges, bankruptcy and appellate fees and court costs that are incurred by Purchaser and are directly attributable to (i) the operation of the Business and/or the Sale

            Assets by Seller prior to the Closing Date; or (ii) any breach of any representation, warranty or covenant of Seller in this Agreement or any document executed pursuant hereto; or (iii) any failure of Seller to satisfy any liability assumed by Seller in or pursuant to this Agreement or any document executed pursuant hereto; or (iv) any action, suit, proceeding, demand or other act incident to enforcing this indemnity provision (a "Seller's Indemnified Loss").

            2) All rights and remedies granted to Seller in this Agreement are cumulative and not exclusive of all other rights and remedies which Seller may have at law or in equity, and Seller may exercise all or any of such rights at any one or more times without being deemed to have waived any or all other rights and remedies which Seller may have in the matter.

      (c) Claims Procedure. A party claiming indemnity (the "Indemnitee") shall notify the other (the "Indemnitor") of either the incurrence of an Indemnified Loss or the existence of any known facts that, if not corrected, could constitute an Indemnified Loss within the time limits allowed herein. The Indemnitor shall have thirty (30) days following the date of receipt of such notice to notify the Indemnitee of any objection it has to the validity or amount of the Indemnitee's claim. If the parties have not resolved such claim within such time, either party may commence legal action to determine the claim. The Indemnitor shall have the right at its sole option to undertake the defense or settlement of any claim that might lead to an Indemnified Loss, provided that the Indemnitor shall expressly agree to satisfy any Indemnified Loss that may result from such claim. The notice shall describe the Indemnified Loss in reasonable detail, and shall indicate the amount (estimated if necessary) of the Indemnified Loss that has been or may be suffered by the Indemnitee. The notice shall describe the Indemnified Loss in reasonable detail, and shall indicate the amount (estimated if necessary) of the Indemnified Loss that has been or may be suffered by the Indemnitee.

      (d) Set-Off. If Seller elects to dispute, rather than settle or pay, all or any portion of Purchaser's claim for indemnity, Purchaser shall have the further right to withhold payment of amounts then or thereafter due or to become due to Seller under the Seller Notes, but only to the extent of the amount of the Indemnified Loss, until such time as a final judgment is rendered in the matter. Purchaser shall thereon immediately pay Seller the amount (if any) by which the amounts withheld or offset under the Seller Notes exceed Seller's aggregate liability to Purchaser on account of an Indemnified Loss (together with interest on such excess amount from the date of set-off at the Wall Street Journal Prime Rate as is reported from time to time plus 2%), as determined pursuant to such final judgment or settlement entered into in connection with such Indemnified Loss if Indemnitor does not elect to defend this matter.

      (e) Survival of Representations, etc. The respective representations, warranties, agreements and covenants of Seller and Purchaser herein contained shall survive the Closing for a period of four (4) years from the Closing Date.

13. Expenses. Seller and Purchaser shall each pay their respective costs and expenses incurred or to be incurred by each of them in negotiating and preparing this Agreement and in closing and carrying out the transactions contemplated by this Agreement.

14. Taxes. Seller shall pay all personal property taxes and sales or transfer taxes, if any, payable in connection with the sale, transfer, delivery, and assignment to be made to the Purchaser hereunder.

15. Termination. Notwithstanding anything contained in this Agreement to the contrary, this Agreement can be terminated, and the transactions contemplated by it abandoned by mutual agreement of all the parties in writing.

16. Default.

      (a) Default by Seller. In the event that prior to the Financial Closing Seller breaches any of the provisions of this Agreement or fails to perform any covenants hereunder, Purchaser may elect to either terminate this Agreement, in which event Purchaser and Seller will be relieved of all further obligations hereunder, or to specifically enforce the performance of this Agreement by Seller.

      (b) Default by Purchaser. In the event that prior to the Financial Closing Purchaser breaches any of the provisions of this Agreement or fails to perform any covenants hereunder, resulting in the failure to close this transaction, Seller shall elect to either terminate this Agreement, in which event Purchaser and Seller may be relieved of all further obligations hereunder, or to specifically enforce the performance of this Agreement by Purchaser.

17. Assignment. Purchaser may assign this Agreement and the rights and interests of Purchaser thereunder without the written consent of Seller so long as such assignment is to an affiliated entity under common ownership and control. Any permitted assignment hereunder shall not serve to release Purchaser or any guarantor from any of its obligations or duties pursuant to this Agreement.

18. Press Release. No press release is to be made concerning the negotiation of this Agreement nor the sale of the Business prior to Closing without the prior consent of both parties to this Agreement.

19. Return of Documents. In the event that a Closing does not occur, any documents or copies of same exchanged between the parties are to be returned to the party providing such documents and Confidentiality Agreements executed by the parties shall continue in accordance with their terms.

20. Miscellaneous.

      (a) Entire Agreement. This Agreement, together with the Exhibits hereto and the documents to be delivered pursuant hereto, supersedes all other agreements, understandings, representations and warranties between the parties, either oral or written, constitutes the entire agreement of the parties with respect to the subject matter hereof, and may be amended only by an instrument in writing executed by all parties hereto.

      (b) Binding Effect. This Agreement, and the covenants herein contained, will be binding upon, and inure to the benefit of, the parties hereto and their respective successors, assigns, and legal representatives.

      (c) Notices. Whenever any party shall be required to give notice or demand to another party according to the provisions of this Agreement, such notice or demand shall be deemed sufficient and effective on deposit in the United States mails, postage prepaid, certified, return receipt requested, and addressed:

                          In the case of Purchaser to:
                          Stratus Services Group, Inc.
                          500 Craig Road, Suite 201
                          Manalapan, New Jersey 07726
                          Attn: J. Todd Raymond, Esq., General Counsel

                          In the case of Seller to:
                          John W. Boyd, Jr.
                          207 Louis Lane
                          Hockessin, Delaware 19707

                          With a copy to:
                          James W. Owen, Esq.
                          103 Weldin Building
                          3411 Silverside Road
                          Wilmington, Delaware 19810

            Any party may change the address to which such notices are to be addressed by giving the other party notice in the manner herein set forth.

      (d) Paragraph Headings. Paragraph headings throughout this Agreement are for the convenience of the parties and do not constitute a part hereof.

      (e) Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original and all of which will constitute one instrument.

      (f) Construction. Unless the context clearly otherwise requires: the use of the singular will include the plural and the use of the plural will include the singular, and the use of any gender will include the other two genders.

      (g) No Waiver. The failure of any party to insist upon strict performance of a covenant or of any obligation hereunder will not be a waiver of that party's right to demand strict compliance therewith in the future, nor will the same be construed as a novation of this Agreement.

      (h) Severability. If a covenant or provision provided in this Agreement is deemed to be contrary to law, that covenant or provision will be deemed separable from the remaining covenants and provisions of this Agreement, and will not affect the validity, interpretation, or effect of the other provisions of either this Agreement or any agreement executed pursuant to it or the application of that covenant or provision to their circumstances not contrary to law.

      (i) Computation of Time. Whenever the last day for the exercise of any privilege or the discharge of any duty hereunder falls upon Saturday, Sunday, or any public or legal holiday, whether state or federal, the party having the privilege or duty will have until 5:00 p.m. Eastern Standard Time on the next succeeding regular business day to exercise the privilege or discharge the duty.

      (j) Interpretation. No provision of this Agreement will be construed against or interpreted to the disadvantage of any party by any court or other governmental or judicial authority by reason of such party having or being deemed to have structured or dictated such provision.

      (k) Governing Law. This Agreement and the obligations of the parties hereunder will be interpreted, construed, and enforced in accordance with the Laws of the State of Delaware, and the parties hereto specifically consent to the jurisdiction and venue of the appropriate state or federal courts located in New Castle County, Delaware.

      (l) Attorneys' Fees. In the event a lawsuit is brought by either party to enforce the terms hereof, or for any dispute arising out of this transaction, the party prevailing in any such lawsuit shall be entitled to recover from the losing party its costs and expenses thereof, including its legal fees in a reasonable amount.

      IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed as of the date set forth above.

PURCHASER:                                      SELLER:
STRATUS SERVICES GROUP, INC.                    B & R EMPLOYMENT Inc.


By: /s/ Joseph J. Raymond                       By: /s/ John W. Boyd, Jr.
    -------------------------                       -------------------------
Name: Joseph J. Raymond                         Name: John W. Boyd, Jr.
Title: CEO                                      Title: President

Exhibit 2.2

                                 LIST OF ASSETS

1. ACER Pentium 133 mg with 32 RAM

2. ACER Pentium 133mg with 32 RAM

3. ACER Pentium 50mg with 32 RAM

4. Epson Stylus 600 color printer

5. Epson Stylus 600 color printer

6. The name B & R Employment Inc.

7. The customer lists and data base of B & R Employment Inc.

8. The applicant data base of B & R Employment Inc.

Exhibit 2.2

                            MONTHLY RENTAL AGREEMENT

      THIS AGREEMENT, entered into this 1st day of January, 1999, by and between ROBERT GILDEA, 2100 Willow Way, Wilmington, Delaware 19810 hereinafter Lessor, and STRATUS SERVICES GROUP, INC., 500 Craig Road, Suite 201, Manalapan, New Jersey 07726 hereinafter Lessee.

      WITNESSETH: That for an in consideration of the payment of the rents and the performance of the covenants contained on the part of Lessee, said Lessor does hereby demise and let unto Lessee, and Lessee hires from Lessor those premises located at: 2825 Ogletown Road., Newark, Delaware 19713 for a tenancy from month-to-month commencing on the 1st day of January, 1999, and at a monthly rental of One Thousand, Five Hundred Seventy-Five Dollars ($1,575) per month, payable monthly in advance on the 1st day of each and every month, on the following TERMS AND CONDITIONS:

      1. Purpose. The said premises shall be used for lawful business purposes only.

      2. Ordinances and Statutes. Lessee shall comply with all statutes, ordinances and requirements of all municipal, state and federal authorities now in force, or which may hereafter be in force, pertaining to the use of the premises.

      3. Repairs or Alterations. Lessee shall be responsible for damages caused by his negligence and that of employees or invitees. Lessee shall not paint, paper or otherwise redecorate or make alterations to the premises without the prior written consent of Lessor. All alterations, additions, or improvements made to the premises with the consent of Lessor shall become the property of Lessor and shall remain upon and be surrendered with the premises.

      4. Upkeep of Premises. Lessee shall keep and maintain the premises in a clean and sanitary condition at all times, and upon the termination of the tenancy shall surrender the premises to Lessor in as good condition as when received, ordinary wear and damage by the elements excepted.

      5. Assignment and Subletting. Lessee shall not assign this Agreement or sublet any portion of the premises without prior written consent of Lessor.

      6. Utilities. No obligations.

      7. Default. If Lessee shall fail to pay rent when due, or perform any term hereof, after not less than three (3) days written notice of such default given in the manner required by law, Lessor, at his option, may terminate all rights of Lessee hereunder, unless Lessee, within said time, shall cure such default. If Lessee abandons or vacates the property, while in default of the payment of rent, Lessor may consider any property left on the premises to be abandoned and may dispose of the same in any manner allowed by law.

      8. Security. No security deposit required.

      9. Right of Entry. Lessor reserves the right to enter the demised premises at all reasonable hours for the purpose of inspection, and whenever necessary to make repairs and alterations to the demised premises. Lessee hereby grants permission to Lessor to show the demised premises to prospective purchasers, mortgagees, tenants, workmen, or contractors at the reasonable hours of the day.

Exhibit 2.2

      10. Deposit Refunds. The balance of all deposits shall be refunded within two (2) weeks from date possession is delivered to Lessor, together with a statement showing any charges made against such deposits by Lessor.

      11. Termination. This Agreement and the tenancy hereby granted may be terminated at any time by either party hereto by giving to the other party not less than one full month's prior notice in writing.

      12. Attorney's Fees. The prevailing party in an action brought for the recovery of rent or other moneys due or to become due under this lease or by reason of a breach of any covenant herein contained or for the recovery of the possession of said premises, or to compel the performance of anything agreed to be done herein, or to recover for damages to said property, or to enjoin any act contrary to the provision hereof, shall be awarded all of the costs in connection therewith, including, but not by way of limitation, reasonable attorney's fees.

      13. Additional Terms and Conditions.

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement in duplicate the day and year first above written.

      Signed in the presence of:


      /s/ J. Todd Raymond                 /s/ Michael A. Maltzman
      --------------------------          --------------------------
      Witness                             Lessee


      --------------------------          --------------------------
      Witness                             Lessor

                            MONTHLY RENTAL AGREEMENT

      THIS AGREEMENT, entered into this 1st day of January, 1999, by and between GREG GROVER, 1826 Grempler Way, Edgewood, Maryland 21040 hereinafter Lessor, and STRATUS SERVICES GROUP, INC., 500 Craig Road, Suite 201, Manalapan, New Jersey 07726 hereinafter Lessee.

      WITNESSETH: That for an in consideration of the payment of the rents and the performance of the covenants contained on the part of Lessee, said Lessor does hereby demise and let unto Lessee, and Lessee hires from Lessor those premises located at: 202 W. Loockerman St., Dover, Delaware 19901 for a tenancy from month-to-month commencing on the 1st day of January, 1999, and at a monthly rental of Three Hundred Fifty Dollars ($350) per month, payable monthly in advance on the 1st day of each and every month, on the following TERMS AND
CONDITIONS:

      1. Purpose. The said premises shall be used for lawful business purposes only.

      2. Ordinances and Statutes. Lessee shall comply with all statutes, ordinances and requirements of all municipal, state and federal authorities now in force, or which may hereafter be in force, pertaining to the use of the premises.

      3. Repairs or Alterations. Lessee shall be responsible for damages caused by his negligence and that of employees or invitees. Lessee shall not paint, paper or otherwise redecorate or make alterations to the premises without the prior written consent of Lessor. All alterations, additions, or improvements made to the premises with the consent of Lessor shall become the property of Lessor and shall remain upon and be surrendered with the premises.

      4. Upkeep of Premises. Lessee shall keep and maintain the premises in a clean and sanitary condition at all times, and upon the termination of the tenancy shall surrender the premises to Lessor in as good condition as when received, ordinary wear and damage by the elements excepted.

      5. Assignment and Subletting. Lessee shall not assign this Agreement or sublet any portion of the premises without prior written consent of Lessor.

      6. Utilities. No obligations.

      7. Default. If Lessee shall fail to pay rent when due, or perform any term hereof, after not less than three (3) days written notice of such default given in the manner required by law, Lessor, at his option, may terminate all rights of Lessee hereunder, unless Lessee, within said time, shall cure such default. If Lessee abandons or vacates the property, while in default of the payment of rent, Lessor may consider any property left on the premises to be abandoned and may dispose of the same in any manner allowed by law.

      8. Security. The security deposit in the amount of Three Hundred Dollars ($300) shall secure the performance of Lessee's obligations hereunder. Lessor may, but shall not be obligated to, apply all or portions of said deposit on account of Lessee's obligations hereunder. Any balance remaining upon termination shall be returned to Lessee. Lessee shall not have the right to apply the security deposit in payment of the last month's rent.

      9. Right of Entry. Lessor reserves the right to enter the demised premises at all reasonable hours for the purpose of inspection, and whenever necessary to make repairs and alterations to the demised premises. Lessee hereby grants permission to Lessor to show the demised premises to prospective purchasers, mortgagees, tenants, workmen, or contractors at the reasonable hours of the day.

      10. Deposit Refunds. The balance of all deposits shall be refunded within two (2) weeks from date possession is delivered to Lessor, together with a statement showing any charges made against such deposits by Lessor.

      11. Termination. This Agreement and the tenancy hereby granted may be terminated at any time by either party hereto by giving to the other party not less than one full month's prior notice in writing.

      12. Attorney's Fees. The prevailing party in an action brought for the recovery of rent or other moneys due or to become due under this lease or by reason of a breach of any covenant herein contained or for the recovery of the possession of said premises, or to compel the performance of anything agreed to be done herein, or to recover for damages to said property, or to enjoin any act contrary to the provision hereof, shall be awarded all of the costs in connection therewith, including, but not by way of limitation, reasonable attorney's fees.

      13. Additional Terms and Conditions.

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement in duplicate the day and year first above written.

      Signed in the presence of:


      /s/ J. Todd Raymond                 /s/ Michael A. Maltzman
      --------------------------          --------------------------
      Witness                             Lessee


      --------------------------          --------------------------
      Witness                             Lessor

Exhibit 2.2

                            MONTHLY RENTAL AGREEMENT

      THIS AGREEMENT, entered into this 1st day of January, 1999, by and between JOHN W. BOYD, JR., Post Office Box 3471, Wilmington, Delaware 19804 hereinafter Lessor, and STRATUS SERVICES GROUP, INC., 500 Craig Road, Suite 201, Manalapan, New Jersey 07726 hereinafter Lessee.

      WITNESSETH: That for an in consideration of the payment of the rents and the performance of the covenants contained on the part of Lessee, said Lessor does hereby demise and let unto Lessee, and Lessee hires from Lessor those premises located at: 118 South Maryland Ave., Wilmington, Delaware 19804 for a tenancy from month-to-month commencing on the 1st day of January, 1999, and at a monthly rental of One Thousand, Two Hundred Dollars ($1,200) per month, payable monthly in advance on the 1st day of each and every month, on the following TERMS AND CONDITIONS:

      1. Purpose. The said premises shall be used for lawful business purposes only.

      2. Ordinances and Statutes. Lessee shall comply with all statutes, ordinances and requirements of all municipal, state and federal authorities now in force, or which may hereafter be in force, pertaining to the use of the premises.

      3. Repairs or Alterations. Lessee shall be responsible for damages caused by his negligence and that of employees or invitees. Lessee shall not paint, paper or otherwise redecorate or make alterations to the premises without the prior written consent of Lessor. All alterations, additions, or improvements made to the premises with the consent of Lessor shall become the property of Lessor and shall remain upon and be surrendered with the premises.

      4. Upkeep of Premises. Lessee shall keep and maintain the premises in a clean and sanitary condition at all times, and upon the termination of the tenancy shall surrender the premises to Lessor in as good condition as when received, ordinary wear and damage by the elements excepted.

      5. Assignment and Subletting. Lessee shall not assign this Agreement or sublet any portion of the premises without prior written consent of Lessor.

      6. Utilities. Lessee shall be responsible for the payment of all utilities and property taxes

      7. Default. If Lessee shall fail to pay rent when due, or perform any term hereof, after not less than three (3) days written notice of such default given in the manner required by law, Lessor, at his option, may terminate all rights of Lessee hereunder, unless Lessee, within said time, shall cure such default. If Lessee abandons or vacates the property, while in default of the payment of rent, Lessor may consider any property left on the premises to be abandoned and may dispose of the same in any manner allowed by law.

      8. Security. No security deposit required.

      9. Right of Entry. Lessor reserves the right to enter the demised premises at all reasonable hours for the purpose of inspection, and whenever necessary to make repairs and alterations to the demised premises. Lessee hereby grants permission to Lessor to show the demised premises to prospective purchasers, mortgagees, tenants, workmen, or contractors at the reasonable hours of the day.

Exhibit 2.2

      10. Deposit Refunds. The balance of all deposits shall be refunded within two (2) weeks from date possession is delivered to Lessor, together with a statement showing any charges made against such deposits by Lessor.

      11. Termination. This Agreement and the tenancy hereby granted may be terminated at any time by either party hereto by giving to the other party not less than one full month's prior notice in writing.

      12. Attorney's Fees. The prevailing party in an action brought for the recovery of rent or other moneys due or to become due under this lease or by reason of a breach of any covenant herein contained or for the recovery of the possession of said premises, or to compel the performance of anything agreed to be done herein, or to recover for damages to said property, or to enjoin any act contrary to the provision hereof, shall be awarded all of the costs in connection therewith, including, but not by way of limitation, reasonable attorney's fees.

      13. Additional Terms and Conditions.

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement in duplicate the day and year first above written.

      Signed in the presence of:


      /s/ J. Todd Raymond                 /s/ Michael A. Maltzman
      --------------------------          --------------------------
      Witness                             Lessee


                                          /s/ John W. Boyd, Jr.
      --------------------------          --------------------------
      Witness                             Lessor

Exhibit 2.2

                       ASSIGNMENT AND ASSUMPTION AGREEMENT

      This Assignment made as of the 1st day of January, 1999, by and between B & R EMPLOYMENT INC. ("Assignor") and STRATUS SERVICES GROUP, INC. ("Assignee").

                                   WITNESSETH:

      WHEREAS, this Assignment is being delivered pursuant to the terms of the Asset Purchase Agreement dated as of January 4, 1999, (the "Asset Purchase Agreement"), by and among Assignor, Assignee, Company, Individual(s) or any other parties to the Contracts, by which Assignor is selling all or substantially all of its operating assets to Assignee; and

      WHEREAS, in connection with the sale of such assets and pursuant to the terms of the ASSET PURCHASE AGREEMENT, Assignor has agreed to assign to Assignee, for good and valuable consideration, all of the interests, rights and property of Assignor described below;

      NOW, THEREFORE, Assignor, in consideration of the mutual representation, warranties, covenants and agreements contained herein and in the ASSET PURCHASE AGREEMENT and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, does hereby grant, bargain, sell, assign, convey, transfer, set over and confirm unto Assignee, its successors and assigns forever, the agreements, employment agreements, non-competition agreements, and all other agreements, oral or written, listed on Schedule "a" hereto (the "Contracts").

      TO HAVE AND TO HOLD, all of the Contracts hereby conveyed, transferred and assigned unto Assignee, its successors and assigns, forever.

      A. Covenants, Representations and Warranties of Assignor. Assignor hereby covenants and warrants as of the date hereof the following:

            1. Assignor is the sole and absolute owner of the Contracts and has full legal right to transfer such Contracts. All of the Contracts are free of any security interest, lien or other encumbrance.

            2. All of the Contracts and relationships described above and transferred hereunder are valid and in good standing and, except for the performance obligations thereunder, there are no outstanding duties or obligations with respect thereto, except that Assignor has no knowledge that any such Contracts are valid, binding and enforceable agreements of other parties to such Contracts.

            3. As between Assignor and Assignee, pursuant to the execution of this Assignment, Assignor hereby releases all of its employees who are parties to the Contracts (the "Employees") from all covenants and agreements against solicitation of customers, competition and disclosure of information made by the Employees in favor of Assignor, whether pursuant to the terms of the Contracts or otherwise, and Assignor agrees to waive any and all rights to which it would otherwise be entitled, whether by contract, statutory or common law or otherwise, to prevent or in any way restrict the Employees from being employed by and carrying out duties on behalf of Assignee, whether such duties are similar to the duties carried out by the Employees on behalf of Assignor prior to the execution of this Assignment or otherwise.

      B. Covenants of Assignee. Assignee hereby covenants and agrees to assume, observe and discharge the performance obligations, duties and liabilities of Assignor associated with the Contracts

Exhibit 2.2

from and after the date hereof, subject to any limitations contained in the Contracts or in the ASSET PURCHASE AGREEMENT. Except as specifically described herein or in the ASSET PURCHASE AGREEMENT, Assignee in no way whatsoever assumes any obligation, duty or other liability of Assignor, whether under the Contracts or otherwise. Notwithstanding anything above to the contrary, Assignee in no way whatsoever assumes any obligation, duty or other liability of Assignor or any other party arising under or pursuant to the Contracts from events occurring prior to the date hereof.

      This Assignment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

      THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO CONFLICT-OF-LAWS RULES AS APPLIED IN DELAWARE.

      IN WITNESS WHEREOF, Assignor and Assignee have caused this Assignment to be executed and delivered by its respective officers thereunto duly authorized, as of the day and year first written above.

                                          ASSIGNOR:

                                          B & R EMPLOYMENT INC.

ATTEST:                                   By: /s/ Jack Boyd, Jr.
                                              --------------------------------
/s/ Jack Boyd, Jr.                        Name: Jack Boyd, Jr.
----------------------                    Title: Chairman and Chief Executive
Secretary

                                          ASSIGNEE:

                                          STRATUS SERVICES GROUP, INC.

                                          By: /s/ Joseph J. Raymond
                                              --------------------------------
                                          Name: Joseph J. Raymond
                                          Title: CEO

Exhibit 2.2

                                  Schedule "a"
                            Contract/Customer Listing

A&H Metals Inc.                     A&R Fence                          Accurate Builders
Adkins Transfer Inc.                Advance Construction               Ajmal Jourdan
Alfred Dreen                        All-Clean                          American Minerals Inc.
American Roof Tops                  AMS Contracting                    Anchor Construction
Anderson & Touchet                  Apex Piping Systems, Inc.          Aqua Terra
Aramark                             Approved Equipment Co.             Art Floor
Atlantic Aviation                   Atlas Welding                      Auto Net
Automations                         B&K Rentals                        BF Goodrich
B&R Services                        Barksdale Paving & Contract        Bath Kitchen & Tile
Bllenheim Homes LP                  Bradley Tile                       Brand Scaffolding
Breslin Contractors                 Brian's Commercial Moving, Inc.    Brick Doctor
Brooks Armored Car Service          Broweski                           Bruce Industrial
C&D Contractors                     C&R Antonnini Inc.                 Camdel Liquors
Camdel Metals Inc.                  Cancer Center of Bayhealth         Can-Do Construction
Capital Health Care                 Capital Office Products            Capitol Cleaners & Laundry
                                                                       Carpet Connection
Capano Homes                        Car Wash of Prices Corner          Castle Construction of DE, Inc.
Carriage House Builders             Casey Electric
Catholic Charities                                                     Chamber Masonry
Charles R. Taylor                   Davan Construction                 Chimes of DE
China Box                           Chartwell Homes Inc.               Circuit City
Clean Air Technology                Chrisitana Burton Construction     Coastal Funding
Colonial Construction               Coakley Williams Construction      Composites
Concrete Technology                 Commonwealth Management            Connectiv Services Inc.
Construction Alliance Group         Confi-Shred                        Cordell Hom Works
Corgan Construction Co., Inc.       Construction Concepts              Corps Construction
Corrision Control Corp.             Corporate Express                  Cover Deck
Crist Contracting                   County Enterprises                 Custom Iron Shop
D&K Construction                    Curbs Etc., Inc.                   Daisy Construction
Daniel D Rappa Inc.                 DA Conoman Co., Inc.               Dave Waters & Sons, Inc.
                                    Data Place Inc.                    DC Chambers
David Cass                                                             Del Homes
DDP Contracting Co., Inc.           David R Parag Heating              Delaware Brick
Del-Mar Concrete                    Delcollo Electric                  Delaware Site Excavating
Delaware Elwyn                      Delaware Boiler                    Delcollo Electric
                                    Delaware Park                      Denisio General Construction
Delaware Tree Co.
Delmarva Roofing & Coating          Delaware Valley Builders           Diamond Spring Water
Devcon Services                     Deltronics                         Dimension Interior
Dietz Construction                                                     Division of Visually Impaired
Dimo Corporation                    Diamond Materials                  Dover Downs
                                    Disabitano Construction            Drywall Contractors
Doherty Construction                Diversfield Educational System     Eagle Limousine Inc.
Dover Furniture                                                        East Coast Stainless
E&E Industrial Service              Dougherty Electric Co.
Eastern Insulation                  Dr. Ross Ufberg
Eastern State Const.                Eagle Electric
Elite Cleaning                      East Coast Plumbing

Exhibit 2.2

                              Schedule "a" (Con't)
                            Contract/Customer Listing

Enterprise Flasher                  Eisco                              Electricia General Corp.
Evco Plumbing                       Elliot & Sons Co., Inc.            EMR Services Inc.
Fiducks Ind. Services               Erectix                            Erco
Floor Buffs                         Exce Installation Ltd.             FH Richards
Fran's Builders                     First State Construction           Flo Pak
Furniture Barn                      Frank Devonshire                   Frank Robino
Glidden Paint                       Frame Masters                      Free Flow Packing
Greely Construction                 Genesis Eldercare                  Gilman Development
Hance Custom Carpentry              Global Construction                GP Industries
Happy Harrys                        Greggo & Ferraro                   Halco Fence
Harvey & Harvey                     Hands On Health                    Hanover Foods
Heritage Electric                   Harmony Construction               Hart Construction
Hoboken Floor                       Haven's Steel                      Havern Construction
Home Waste                          Herman & Stewart Construction      HHK Inc.
IPI Inc.                            Home Care Medical                  Home Detailing
International petroleum Corp.       Hopkins Const.                     Hunter Construction
JL Williams Company, Inc.           Ingelside Homes, Inc.              Insite Inc.
JDL Concrete                        J&H Manufacturing                  JH Poteet Inc.
James A. Peel & Sons                JT Construction                    JC Penney
James Thompson                      JA Moore & Sons, Inc.              Jacobs & Son
JDH Construction                    James Holton, Inc.                 James Julian
Kaneka                              Janco Movers                       Jason Taylor Associate
Krapt Can Do It                     John D. Ringer Carpentry           John Gabrielli
Larlhan Contracting, Inc.           Kellog & Kimsey Inc.               Knights Carpet
Life Tek                            L&W Insurance                      Lanes Moving
                                    Layaou Landscaping                 Lehigh Valley Safety
MJH Construction                    Lowes Home Centers, Inc.           Lums Pond Animal Hospital
                                                                       Manor Care Health Services
Marsh Painting                      Magnees Co.                        Martruder Construction
McDaniels Plumbing                                                     Medical Management
Mendenhall Inn                      Marta Corporation                  Merry Maids
Metal Masters                       McFarland Painting                 Midway
Midway Mechanical                   Merit Mechanical Company, LLC      Mike Rash
Miken Builders                      Metro Form Electric Co., Inc.      Minker Construction
Mobile Dredging & Plumbing          Mike Blume Electrician Inc.        Mortgage Reduction Services
                                    Miller's Flooring                  MSA Promotion Group
MPI Construction                    Modern Equipment Rental            N. Barton & Associates
Mullan Construction                                                    NC Builders
Nanticoke Homes                     Mr. Sign                           Newark Day Nursery
New Castle Development              Multi-Technologies                 Nurses & Kids
Noradex                             Nassau Trailer                     O'Rourke & Sons
NVR Day Nursery                     New Castle Hot Mix                 Orzada Landscaping
Oak Construction                    Nowland Associates, Inc.           Paul A. Nickle
Pace Electric                       OA Newton & Sons
                                    Office Movers
                                    Palmer Construction

Exhibit 2.2

                              Schedule "a" (Con't)
                            Contract/Customer Listing

Pawnee                              Penn Fiber                         Perdue
Pettinaro                           Pettitt Construction               Pulte Homes Master Builder

Quality Heating & Air               Quality Kitchen Corp.              Quarker City Motor Part

Exhibit 2.2

                              Schedule "a" (Con't)
                            Contract/Customer Listing

R&R Trucking                        R Julian Enterprises               RE Pierson
RIMSI Corp.                         Ralph Degliobizzi                  RC Fabricators
Rehoboth Outlets                    Reliable Mechanical                Rescar
Robert J. Smith                     Rons Home Improvement              Rossetti Contracting
Rusty Rudders                       SG Williams                        Saddletree Landscaping
Sawyer Pool & Spa Services          Saxton Quality Roofing             Schalbach-Lubeca
Schumann's Roofing                  Scott Harding Contractor LLC       Sears Outlet Store
Service Master of Newark            Service Unlimited                  Shamrock Tree
Shureline Construction              Snyder Crompton                    Sobieski
Spacecon                            Spevco, Inc.                       Square One Electric
Stacey Expo Services                Staff Management                   Steel Works
Storhouse Furniture, Inc.           Strate Shows                       Sweeten Contracting
SW Day Construction                 Swydells Egg Farm                  T-Netx
Tatnall School                      Taylor Builders                    Taylor's of Delaware
Thompson Corp of Delaware           Tighe Cottrell & Logan             Tober & Agnew
Toll Bros./Willowdale Crs.          Toll Bros, Cobblestone             Tony Asburn
Townsend Inc.                       Tri State Delivery                 Triangle Fasteners
Triad Construction                  U of D Maintenance                 US Filter/Davis
Ultra Clean Technology              United Way of Delaware             Unity Construction
Vasallo Electric                    Venture Care LLC                   VFL Technology Corp.
Victor Colbert Construction         Village at Fox Point               Wagman
Warner Landscaping                  Warren Truss                       Waste Management
Water Edge Omni Way                 Wendel Construction                Wesco Construction
Westminster Village                 White Oak Builders                 Whiting Turner
Wilkinson Roofing                   William B. Meyers                  Willington Construction
Wilm Movers & Storage               Wilmington Glass                   Wohlsen Construction
World Wide Express                  WRDX                               Wyman Electric
Wyoming Concrete                    Zack Excavating                    Zeccola Builders

Exhibit 2.2

                                LIST OF PAYABLES

                                      None.

Exhibit 2.2

                                 SELLER NOTE #1

                                 PROMISORY NOTE

$1,610,000
      January 4, 1999

      FOR VALUE RECEIVED, and without defalcation, STRATUS SERVICES GROUP, INC., a Delaware corporation with its principal offices at 500 Craig Road, Suite 201, Manalapan, New Jersey 07726 (the "Maker") promises to pay to B & R EMPLOYMENT INC., a Delaware corporation with its principal offices at 118 South Maryland Avenue, Wilmington, Delaware 19804 (the "Payee"), the principal amount of One Million, Six Hundred Ten Thousand Dollars ($1,610,000) with nine percent (9%) interest, as further provided in this Note.

      1. Seller Note: This Note is the Seller Note #1 as defined in the Asset Purchase Agreement dated January 4, 1999 (the "Asset Purchase Agreement") by and among Maker and Payee. Any adjustment shall be evidenced by an amendment executed by the Maker and the Payee which shall be attached hereto and form a part hereof, but the failure to execute and attach such amendment shall not affect the validity or enforceability of such adjustment.

      2. Payments. This Note is due and payable in full on June 1, 1999. An initial payment of Four Hundred Thousand Dollars ($400,000) shall be paid according to the provisions of Section 3(a)(1) of the Asset Purchase Agreement and credited against the outstanding balance on March 31, 1999.

      3. Defaults. Each of the following events shall be a Default hereunder:

            (a) Any petition or other proceeding is filed by or against the Maker under any provision of the Unite States Bankruptcy Code or under any similar insolvency law, which, if filed against any such entity, is not dismissed within ninety (90) days following written notice from Payee.

            (b) The maker or any guarantor or surety for the obligations of the Maker breaches any of its obligations under the Asset Purchase Agreement or any document executed pursuant thereto, and such breach remains uncured for fifteen (15) days following written notice from Payee.

Upon Default, the entire unpaid principal balance of this Note shall become immediately due and payable. Thereupon, the Payee may pursue any and all remedies legally available to it to collect such unpaid balance, and the Maker shall pay all reasonable costs and expenses of such collection, including the reasonable fees for attorneys and their disbursements.

      4. Setoff. The amounts payable under this Note are subject to setoff in accordance with the provisions of Sections 9(b) and 12(d) of the Asset Purchase Agreement.

      5. Successors. This Note shall be binding upon and inure to the benefit of the Maker, the Payee, and their respective successors and assigns.

      6. Waivers. The Maker and all guarantors and sureties waive presentment, demand, protest, stay of execution, and the benefit of all exemption laws now or hereafter in effect.

Exhibit 2.2

      7. Severability. The invalidity or unenforceability of any provision of this Note shall in no event affect the enforceability or validity of any other provision.

      8. Governing Law; Jurisdiction. This Note is intended to be performed in the State of Delaware and shall be construed and enforced in accordance with the laws of the State of Delaware, not including the law of conflict of laws. The parties irrevocably (a) agree that any suit, action or proceeding for the enforcement of this Agreement shall be brought only in the courts of original jurisdiction of New Castle County, Delaware or in the United States District Court for the Third Circuit, (b) consent to the jurisdiction of each such court, and to service of process on them by mail, at their addresses shown above, and
(c) irrevocably waive any objection to the laying of the venue of any such suit, action or legal proceeding in any such court.

      IN WITNESS WHEREOF and intending to be legally bound, the Maker has executed this Note the day and year first above written by its duly authorized officer.

                                    STRATUS SERVICES GROUP, INC.


                                    By: /s/ Joseph J. Raymond
                                        ---------------------------------
                                    Name:
                                    Title: CEO

                                    Attest:


                                    By: /s/ J. Todd Raymond, Esq.
                                        ---------------------------------
                                    Name:
                                    Title: Secretary & General Counsel

Exhibit 2.2

                                 SELLER NOTE #2

                                 PROMISORY NOTE

$270,000
      January 4, 1999

      FOR VALUE RECEIVED, and without defalcation, STRATUS SERVICES GROUP, INC., a Delaware corporation with its principal offices at 500 Craig Road, Suite 201, Manalapan, New Jersey 07726 (the "Maker") promises to pay to B & R EMPLOYMENT INC., a Delaware corporation with its principal offices at 118 South Maryland Avenue, Wilmington, Delaware 19804 (the "Payee"), the principal amount of Two Hundred Seventy Thousand Dollars ($270,000) with ten percent (10%) interest, as further provided in this Note.

      1. Seller Note: This Note is the Seller Note as defined in the Asset Purchase Agreement dated January 4, 1999 (the "Asset Purchase Agreement") by and among Maker and Payee. Any adjustment shall be evidenced by an amendment executed by the Maker and the Payee which shall be attached hereto and form a part hereof, but the failure to execute and attach such amendment shall not affect the validity or enforceability of such adjustment.

      2. Payments. This Note is due and payable in installments as follows.

            (a) Maker shall pay Payee Two Hundred Seventy Thousand Dollars ($270,000) in eight (8) equal installments of Thirty-Seven Thousand, Six Hundred Fifty-Six Dollars and Eighteen Cents ($37,656.18) beginning ninety
      (90) days after the Financial Closing (as defined in the Asset Purchase Agreement).

      3. Defaults. Each of the following events shall be a Default hereunder:

            (a) The Maker fails to make a payment, when due, of any installment under this Note and such failure remains uncured for fifteen (15) days following written notice from Payee.

            (b) Any petition or other proceeding is filed by or against the Maker under any provision of the Unite States Bankruptcy Code or under any similar insolvency law, which, if filed against any such entity, is not dismissed within ninety (90) days following written notice from Payee.

            (c) The maker or any guarantor or surety for the obligations of the Maker breaches any of its obligations under the Asset Purchase Agreement or any document executed pursuant thereto, and such breach remains uncured for fifteen (15) days following written notice from Payee.

On any Default, the entire unpaid principal balance of this Note shall become immediately due and payable. Thereupon, the Payee may pursue any and all remedies legally available to it to collect such unpaid balance, and the Maker shall pay all reasonable costs and expenses of such collection, including the reasonable fees for attorneys and their disbursements.

      4. Setoff. The amounts payable under this Note are subject to setoff in accordance with the provisions of Sections 9(b) and 12(d) of the Asset Purchase Agreement. In the event Purchaser makes

Exhibit 2.2

payments contemplated in Section 9(b) of the Asset Purchase Agreement, said payment amounts shall be credited against the next payment due.

      5. Successors. This Note shall be binding upon and inure to the benefit of the Maker, the Payee, and their respective successors and assigns.

      6. Waivers. The Maker and all guarantors and sureties waive presentment, demand, protest, stay of execution, and the benefit of all exemption laws now or hereafter in effect.

      7. Severability. The invalidity or unenforceability of any provision of this Note shall in no event affect the enforceability or validity of any other provision.

      8. Governing Law; Jurisdiction. This Note is intended to be performed in the State of Delaware and shall be construed and enforced in accordance with the laws of the State of Delaware, not including the law of conflict of laws. The parties irrevocably (a) agree that any suit, action or proceeding for the enforcement of this Agreement shall be brought only in the courts of original jurisdiction of New Castle County, Delaware or in the United States District Court for the Third Circuit, (b) consent to the jurisdiction of each such court, and to service of process on them by mail, at their addresses shown above, and
(c) irrevocably waive any objection to the laying of the venue of any such suit, action or legal proceeding in any such court.

      IN WITNESS WHEREOF and intending to be legally bound, the Maker has executed this Note the day and year first above written by its duly authorized officer.

                                    STRATUS SERVICES GROUP, INC.


                                    By: /s/ Joseph J. Raymond
                                        ---------------------------------
                                    Name:
                                    Title: CEO

                                    Attest:


                                    By: /s/ J. Todd Raymond, Esq.
                                        ---------------------------------
                                    Name:
                                    Title: Secretary & General Counsel

Exhibit 2.2

                         SECURITY INTEREST, ETC. LISTING

                                 None Existing.

Exhibit 2.2

                                  BILL OF SALE

      KNOW ALL MEN BY THESE PRESENTS, that B & R EMPLOYMENT INC. a Delaware corporation (hereinafter referred to as the "Seller"), for and in consideration of the sum of Ten Dollars ($10.00) and other good and valuable consideration, receipt of which is hereby acknowledged, does hereby and by these presents grants, bargains, sells, transfers, assigns, and delivers to STRATUS SERVICES GROUP, INC., a Delaware company (hereinafter referred to as "Buyer"), its successors and assigns, the assets, properties, business rights of every kind and description, real, personal or mixed, tangible or intangible, wherever located as the same shall exist on this date, which are described in Exhibit "A" attached hereto and made a part hereof.

      TO HAVE AND TO HOLD UNTO Buyer, its successors and assigns forever, and Seller does hereby covenant to and with Buyer, its successors and assigns that Seller is the lawful owner of all right, title and interest in all of the assets, properties and rights, tangible and intangible, granted, bargained, sold, transferred, assigned and delivered to Buyer hereunder; that such assets, properties and rights are free from all encumbrances; that Seller has the right to sell and transfer the same as aforesaid; that Seller warrants and covenants to defend this sale and transfer against the claims and demands of all persons or entities whomsoever; and that Seller will execute and deliver to Buyer such further documents and instruments as may be required for the further assurance to Buyer of the benefits contemplated hereby.

      IN WITNESS WHEREOF, Seller has executed this Bill of Sale on this 31st day of December, 1998.

WITNESSES:

B & R EMPLOYMENT INC.

By: /s/ John W. Boyd, Jr.
    ------------------------
Its: President


STRATUS SERVICES GROUP, INC.

By: /s/ John W. Boyd, Jr.
    ------------------------
Its: Secretary & General Counsel

                                CLOSING STATEMENT

Seller:     B & R Employment Inc.

Buyer:      Stratus Services Group, Inc.

Date:       ____________________________

Purchase Price:                                 $_________________

         Plus Additional Amounts Due
         From Buyer (See attached listing)      $_________________

TOTAL DUE SELLER FROM BUYER                     $_________________

         Less Amounts paid by or on behalf
         Of Buyer (See attached listing         $_________________

TOTAL AMOUNT DUE SELLER FROM BUYER              $_________________

The undersigned have read, agree to and authorize the disbursement of funds in accordance with this Closing Statement.

B & R EMPLOYMENT INC.                     STRATUS SERVICES GROUP, INC.

By: _________________________             By: _________________________
Name: _______________________             Name: _______________________
Title: ______________________             Title: ______________________

                              EMPLOYMENT AGREEMENT

      This EMPLOYMENT AGREEMENT (the "Agreement") is made and entered into by and between JOHN W. BOYD, JR. ("Employee") and STRATUS SERVICES GROUP, INC., a Delaware company ("Company"), to be effective upon the occurrence of the events described in Paragraph 21 below.

                                    Recitals:

      A. Employee and the Company desire to enter into an agreement to set forth the terms and conditions of Employee's employment with the Company.

      B. Employee and the Company acknowledge the receipt and adequacy of the consideration for this Agreement, including the premises and covenants in this Agreement, the employment of Employee by the Company, and other good and valuable considerations.

                                   Agreements:

      1. Definitions. For purposes of this Agreement, the following terms, including both the singular and the plural, shall have the meanings assigned to them below, as follows:

            (a) "Affiliate" means any corporation or business entity that either controls or is controlled by the Company or is controlled by the shareholders that control the Company. For the purpose of this definition, "control" means the ownership, either directly or through an unbroken chain of control, of more than sixty percent (60%) of the equity interest or combined voting or management rights of an entity.

            (b) "Confidential Information" means all confidential information and trade secrets of the Company, including, without limitation, the following: the identity, written lists, or descriptions of any customers, referral sources or Organizations; financial statements, cost reports, or other financial information; contract proposals or bidding information; business plans; training and operations methods and manuals; personnel records; fee structures; and management systems, policies or procedures, including related forms and manuals. "Confidential Information" shall not include any information or knowledge which:
(a) is now available or hereafter becomes available to the public without breach by Employee of the terms stated in this Agreement; (b) is disclosed to Employee by a third party who is not under any obligation of secrecy or confidentiality;
(c) a party is compelled to disclose; or (d) is now or hereafter becomes generally known in the industry of the Company.

            (c) "Employment Period" means the period during which Employee is employed pursuant to this Agreement.

            (d) "Initial Term" means three (3) years from the effective date of this Agreement, unless sooner terminated as provided by the terms of this Agreement.

            (e) "Organization" means any organization that has contracted with the Company for the performance of Services.

            (f) "Practice of Services" means the practice, or administration of the practice, of Services.

            (g) "Purchaser" means any individual or entity that purchases all or substantially all the capital stock of the Company or its successor or assign.

            (h) "Renewal Term" means each period for which this Agreement is renewed pursuant to the provisions in Paragraph 7.

            (i) "Services" means the temporary placement of general support staff and related personnel services.

            (j) "Trade Area" means a seventy-five (75) mile radius from any office of the Company and any other Affiliate of the Company engaged in providing Services.

      2. Employment. The Company hereby employs Employee and Employee hereby accepts such employment by the Company for the Initial Term on the terms and conditions set forth in this Agreement. After the expiration of the Initial Term, either the Company or Employee may terminate this Agreement with or without cause (as hereinafter defined) on at least thirty (30) days advance written notice to the other party. Upon termination of Employee's employment with the Company pursuant to the terms contained in this Agreement, the Company shall have no further liability to Employee with respect to this Agreement except for compensation, fringe benefits and perquisites accrued and unpaid on the date of such termination and except as otherwise specifically set forth herein. Upon termination of this Agreement by Employee pursuant to the terms in this Agreement, Employee shall have no further liability to the Company with respect to this Agreement except for the covenants of the Employee which survive the term of this Agreement and except as specifically set forth herein.

      3. Duties and Place of Employment. Employee agrees to serve as Regional Director of the Company, shall perform the duties, if so requested, which are consistent therewith and shall undertake and perform such additional or other duties which are commensurate with such position. Such services are to be performed at the locations in Wilmington, Newark and Dover, Delaware.

      4. Time and Efforts Devoted. Employee shall, during the period of his employment by the Company, devote substantially all of his business time, energy and best efforts to the business and affairs of the Company, and not engage, directly or indirectly, in any other business or businesses without the consent of the Company. Nothing contained herein shall preclude Employee from managing his personal finances.

      5. Compensation.

            (a) During the Initial Term, Employee's base compensation shall be One Hundred Twenty Thousand ($120,000) per year, payable in regular bi-weekly intervals.

            (b) During any Renewal Term, Employee shall receive compensation adjustments as mutually determined by the Company and Employee from time to time.

            (c) During the Initial Term and any Renewal Term, Employee shall receive the fringe benefits and perquisites set forth in Paragraph 6 below and such other perquisites as the management of the Company may determine from time to time.

      6. Benefits and Perquisites. During the Initial Term, Employee shall be entitled to the following benefits and perquisites:

            (a) Payment of reasonable travel and other business expenses in accordance with the Company's applicable policies, provided Employee properly accounts therefor in accordance with such policies.

            (b) Vacations (minimum of four (4) weeks per calendar year), holidays and sick leave in accordance with the Company's current policies.

            (c) All other specific and applicable employee benefits such as, without limitation, group family medical and dental and participation in pension and/or profit sharing plans all as granted in accordance with the Company's policies.

      7. Term. After expiration of the Initial Term, the Company and Employee mutually agree to extend the term of this Agreement on terms and conditions mutually acceptable to Employee and the Company.

      8. Termination.

            (a) By Employee. After the expiration of the Initial Term, Employee may terminate his employment at any time during the Employment Period by giving thirty (30) days prior notice of termination to the Company, with our without cause.

            (b) By the Company. Notwithstanding anything to the contrary otherwise contained in this Agreement, the Company may terminate Employee's employment with cause (as defined below) during the Initial Term by giving thirty (30) days prior notice of termination to Employee. After the expiration of the Initial Term, the Company may terminate Employee's employment at any time during the Employment Period by giving thirty (30) days prior notice of termination to the Employee, with our without cause. For purposes of termination by the Company with cause, the term "cause" shall mean the occurrence of any of the following events:

                  (i) Employee shall be determined by the CEO of Company to have refused to diligently perform the material duties assigned to Employee under this

      Agreement or otherwise to have breached any term or provision contained herein and not to have remedied the situation within fifteen (15) days following receipt of written notice from the Company;

                  (ii) Employee shall be determined by the CEO of Company to have refused to abide by the Company's written policies, rules, procedures or directives and not to have remedied the situation within fifteen (15) days following receipt of written notice for the Company;

                  (iii) Employee shall be determined by the CEO of Company to have become "permanently disabled." For purposes hereof, the term "permanently disabled" shall mean a condition (certified by two licensed physicians, one selected by the Company and one by Employee) rendering Employee unable to perform his responsibilities under this Agreement for a period of at least six (6) months; or

                  (iv) Employee shall have been convicted of a felony or Employee shall be determined by the CEO of Company to be guilty of fraud or dishonesty in connection with the performance of his duties hereunder.

      In making the determinations described above, the CEO of Company shall act in good faith.

            (c) Termination without cause by Employee. At Employee's election, the Company shall be deemed to have terminated Employee's employment without cause at anytime during the Initial Term if:

                  (i) failure by the Company to obtain the assumption and agreement to perform this Agreement by any successor; or

                  (ii) repudiation by the Company of any material obligation of the Company under Paragraph 5 and 6 hereof and the failure by the Company to cure the same within thirty (30) days after receipt of written notice.

      In the event that the Company terminates Employee's employment during the Initial Term without cause, Employee shall continue to be entitled to receive the base compensation under Paragraph 5(a) above for a period of three (3) months.

            (d) Automatic Termination. Employee's employment shall automatically terminate on the death of the Employee.

      9. Confidential Information and Goodwill. Employee acknowledges and agrees as follows:

            (a) As a necessary function of Employee's employment, Employee will have access to and utilize Confidential Information which is unique, has been acquired, developed and effectively applied by the Company, and constitutes a valuable and essential asset of the Company's business.

            (b) The Company's relationship with its employees and the recognition of the Company in the temporary personnel field as a provider of efficient and effective Services are valuable and essential elements of the goodwill of the Company, a portion of which goodwill is allocable to each business location.

            (c) The restrictive covenants and agreements contained in Paragraph 10 are reasonable for the protection of the legitimate business interests of the Company, including, without limitation, its Confidential Information and goodwill; and constitute a material inducement to the Company to enter into this Agreement.

      10. Protection of Confidential Information and Goodwill. Employee covenants and agrees, except in Employee's capacity as an employee of the Company, as follows:

            (a) At all times following execution of this Agreement, Employee shall not use or disclose any Confidential Information for any reason whatsoever, other than at the direction of the Company.

            (b) During the Employment Period and for a period of two (2) years thereafter, Employee shall not (i) directly or indirectly induce any customer of the Company or any Affiliate to patronize any business which provides services in the Trade Area in competition with the Company or any Affiliate; (ii) canvass, solicit or accept any business of the type conducted by the Company or any Affiliate in the Trade Area from any customer of the Company or any Affiliate; (iii) directly or indirectly request or advise any customer of the Company or any Affiliate to withdraw, curtail or cancel such customer's business with the Company or any Affiliate; or (iv) directly or indirectly disclose to any other person, firm or corporation the names or addresses of the customers of the Company or any Affiliate.

            (c) During the Employment Period for a period of one (1) year thereafter, Employee shall not solicit, recruit, or employ, directly or indirectly, any person employed by the Company at any time within one (1) year period immediately preceding such solicitation, recruitment, or employment.

      11. Property of the Company. Employee agrees that, upon the termination of this Agreement, Employee will immediately surrender to the Company all of the Company's property, including, without limitation, equipment, funds, lists, manuals, books, or records (including all copies of the foregoing) in the possession of, or provided to, Employee.

      12. Arbitration With Respect To Certain Matters. Except with respect to paragraph 10 above, which is expressly excluded herefrom, the parties agree to submit to arbitration, in accordance with these provisions, any claim or controversy arising from or related to the alleged breach of this agreement. The parties further agree that the arbitration process agreed upon herein shall be the exclusive means for resolving all disputes made subject to arbitration herein, but that no arbitrator shall have authority to expand the scope of these arbitration provisions. Any arbitration hereunder shall be conducted under the model employment procedures of the American Arbitration Association (AAA). Either party may invoke arbitration procedures herein by written notice for arbitration containing a statement of the matter to be arbitrated. The parties shall then have fourteen (14) days in which they may identify a mutually agreeable, neutral arbitrator. After the fourteen (14) day period has expired, the parties shall prepare and submit to the AAA a joint submission, with each party to contribute half of the appropriate administrative fee. In the event the parties cannot agree upon a neutral arbitrator within fourteen (14) days after written notice for arbitration is received, their joint submission to the AAA shall request a panel of nine arbitrators who are practicing attorneys with a professional experience in the field of labor and/or employment law, and the parties shall attempt to select an arbitrator from the panel according to AAA procedures. Unless otherwise agreed by the parties, the arbitration hearing shall take place in _________, at a place designated by the AAA. All arbitration procedures hereunder shall be confidential. Each party shall be responsible for its costs incurred in any arbitration, and the arbitrator shall not have authority to include all or any portion of said costs in an award, regardless of which party prevails. The arbitrator may include equitable relief. Any arbitration awarded shall be accompanied by a written statement containing a summary of the issues in controversy, a description of the award, and an explanation of the reasons for the award. It is understood and agreed by the parties that their agreements herein concerning arbitration do not otherwise alter the terms and conditions of employee's employment as provided by this agreement.

      13. Remedies-Court Action. With respect to each breach or threatened breach of Paragraph 10 of this Agreement and without waiver of any right or remedy which the Company may elect to pursue with respect thereto, all remedies available at law or in equity, including specific performance and injunctive relief, may be pursued by the Company at any time. The agreements and covenants contained in Paragraph 10 shall not be held invalid or unenforceable because of the scope of the geographic area or actions subject thereto or restrictions imposed thereby, or the period of time within which such agreement or covenant is operative, but any judgement of a court of competent jurisdiction may reform or define the maximum geographic area and actions subject to and restricted by Paragraph 10 and the period of time during which such agreement or covenant is enforceable.

      14. Captions and Number. The captions of the paragraphs of this Agreement have been inserted for convenience of reference only and shall not affect the interpretation of this Agreement. Whenever it appears appropriate from the context, each term stated in either the singular or plural shall include both the singular and the plural.

      15. Severability. If any provision of this Agreement is held to be unenforceable, such provision shall be fully severable and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the severance of such provision from this Agreement. In addition, in lieu of such severed provision, a provision shall be added automatically which is as similar in terms to the severed provision as possible and enforceable, if such reformation is allowable under applicable law.

      16. Assignment. This Agreement may not be assigned by either party without the prior written consent of the other party except for an assignment by the Company to any Affiliate or Purchaser, but no such assignment shall relieve the Company from its obligations hereunder.

      17. Separate Agreements. This Agreement shall be deemed to consist of a series of separate covenants. Should a determination be made by a court of competent jurisdiction that the character, duration, or geographical scope of any provision of this Agreement is unreasonable in light of the circumstances as they then exist, then it is the intention and the agreement of the Company and Employee that this Agreement shall be construed by the court in such a manner as to impose only those restrictions on the conduct of Employee which are reasonable in light of the circumstances as they then exist and as are necessary to assure the Company of the intended benefit of this Agreement. If, in any judicial proceeding, a court shall refuse to enforce all of the separate covenants deemed included herein because, taken together, they are more extensive than necessary to assure the Company of the intended benefit of this Agreement, then it is expressly understood and agreed by the Company and Employee that those covenants which, if eliminated, would permit the remaining separate covenants to be enforced in such proceeding, shall, for the purpose of such proceeding, be deemed eliminated from the provisions hereof.

      18. Policies, Regulations and Guidelines for Employees. The Company my issue policies, rules, regulations, guidelines, procedures, or other informational material, whether in the form of handbooks, memoranda, or otherwise, relating to the Company's employees. These materials are general guidelines for Employee's information and shall not be construed to alter, modify or amend this Agreement for any purpose whatsoever.

      19. Amendment. No amendment of this Agreement shall be valid unless made in writing and signed by the Company and the Employee.

      20. Entire Agreement. Except for that certain Non-Competition and Confidentiality Agreement of even date herewith by and between the Company and Employee, this Agreement contains the entire agreement and understanding between the Company and Employee with respect to Employee's employment with the Company, including, without limitation, all existing employment agreements, bonus programs, severance arrangements or other employee arrangements between Company and Employee. No representations, inducements, or agreements have been made to induce either Employee or the Company to enter into this Agreement which are not expressly set forth herein. This Agreement is the sole source of rights and duties as between the Company and Employee relating to Employee's employment.

      21. Conditional Agreement. This Agreement and all of the rights, duties and obligations of the Company and Employee contained herein are expressly conditioned upon the closing of that certain Asset Purchase Agreement dated as of January 1, 1999, among the Company and the shareholders of B & R, Inc. becoming effective (the "Closing"). In the event of Closing, the date thereof shall be the effective date of this Agreement.

      22. Law Governing. This agreement and all issues relating to its validity, interpretation, and performance shall be governed by and interpreted under the laws of the state of Delaware.

      23. Indemnification. The Employee shall be indemnified by the Company to the maximum extent permitted by the law of Delaware, the state of the Company's incorporation, and the law of the state of incorporation of any subsidiary of the Company of which the Employee is a director or an officer or employee, as the same may be in effect from time to time.

      EXECUTED on the 31st day of December, 1998, but effective for all purposes as of the effective date referred to in Section 21 hereof.

WITNESS                                      EMPLOYEE

                                             /s/ John W. Boyd, Jr.
--------------------------------             --------------------------------
Name:                                        JOHN W. BOYD, JR.
                                             Address:
                                             207 Louis Lane
                                             Hockessin, DE 19707


WITNESS                                      STRATUS SERVICES GROUP, INC.

/s/ J. Todd Raymond                          By: /s/ Joseph J. Raymond
--------------------------------             --------------------------------
Name:                                        Name:
                                             Title: CEO
                                             Address: